Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. COMPLETES ACQUISITION OF

EAST TEXAS, NORTH LOUISIANA GAS PRODUCER

DALLAS, TEXAS, October 2, 2006…EXCO Resources, Inc. (NYSE:XCO) today announced that it has completed its acquisition of Winchester Energy Company, Ltd. and its affiliated entities from Progress Energy, Inc. (NYSE:PGN) for approximately $1.16 billion, subject to certain contractual closing and post-closing adjustments.

EXCO financed the acquisition of Winchester Energy and its affiliated entities, which own properties located in East Texas and North Louisiana, with borrowings by EXCO Partners, LP, its indirect, wholly-owned subsidiary, under a $650 million term loan facility and a new revolving credit facility. EXCO also completed the contribution of its East Texas assets to EXCO Partners, LP.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.